Exhibit 10.37

FIRST AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS FIRST AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), is made and entered into on this 28th day of October, 2013 (the “Effective Date”), by and between Furiex Pharmaceuticals, Inc., a Delaware corporation (the “Company”), with its principal place of business in North Carolina and currently with a mailing address for notice purposes of 3900 Paramount Parkway, Suite 150, Morrisville, NC 27560,

Attention: President, and Sailash Patel (“Employee”), an individual whose mailing address for notice purposes is 119 Shadowridge Place, Chapel Hill, North Carolina 27516.

RECITALS

A.      The Company is a subsidiary of Pharmaceutical Product Development, Inc. (“PPDI”), formed to own and operate the spin off of PPDI’s compound partnering business (the “Spin Off”).

B.      In connection with the Spin Off, the Company and Employee executed an Employment Agreement (the “Employment Agreement”), whereby the Company employed Employee as its Vice President—Strategic Development, and Employee accepted such employment.

C.     The Company and Employee now wish to amend and restate the Employment Agreement through this present Agreement upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants of the parties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1

EMPLOYMENT AND DUTIES

1.1      Employment of Employee. On the Effective Date, the Company agrees to employ Employee, and Employee accepts such employment pursuant and subject to the terms and conditions of this Agreement.

1.2.      Duties and Powers. Prior to the CFO Employment Period (as defined herein), Employee shall continue to serve in his current role, pursuant to the terms of the Employment Agreement. During the CFO Employment Period, Employee shall serve as Chief Financial Officer of the Company and Company’s principal financial officer for purposes of Securities and Exchange Commission reporting and will have such responsibilities, duties and authority, and will render such services for and in connection with the Company and its affiliates as are customarily performed by the head financial officer of a publicly-traded company and as the Board of Directors of the Company (the “Board”) and the President of the Company shall from time to time reasonably direct. Employee shall devote Employee’s full business time and attention exclusively to the business of the Company and shall use best efforts to faithfully carry out Employee’s duties and responsibilities hereunder. Employee shall comply with all personnel policies and procedures of the Company as the same now exist or may be hereafter implemented by the Company from time to time, including those policies contained in the Company’s employee manual or handbook which sets forth policies and procedures generally for employees of the Company and its current or future subsidiaries (the “Handbook”) to the extent not inconsistent with this Agreement.

ARTICLE 2

TERM OF EMPLOYMENT

Unless sooner terminated as provided elsewhere in this Agreement, Employee’s employment under this Agreement shall begin the Effective Date and end on the first anniversary thereof (“Initial Employment Period”). After the Initial Employment Period, this Agreement shall automatically renew for successive one-year periods, unless either the Company or Employee provides written notice to the other at least ninety (90) days prior to the termination of the Initial Employment Period or any renewal period stating said party’s desire to terminate this Agreement. The Initial Employment Period and any extension or renewal thereof shall be referred to herein together as the “Employment Period.” The “CFO Employment Period” is that portion of the Employment Period commencing at 12:00:01 a.m. on November 15, 2013. Notwithstanding anything to the contrary contained herein, the Employment Period is subject to termination pursuant to Article 4 hereof.

ARTICLE 3

COMPENSATION AND BENEFITS

3.1      Base Salary. During the CFO Employment Period, the Company will pay Employee an annual base salary at a rate of $250,000.00 per annum (the “Base Salary”), payable in accordance with the Company’s regular payroll policy for salaried employees. The Base Salary of Employee may be subject to periodic review and adjustment by the Company during the Employment Period. If the Employment Period is terminated pursuant to Article 4 hereof or is otherwise shorter than a full contract year, then the Base Salary for any partial year will be prorated based on the number of days elapsed in such year during which services were actually performed by Employee.

3.2      Benefits.

a.      During the Employment Period, Employee will be entitled to participate in the Company’s plans and benefits as such plans and benefits are maintained from time to time by the Company, subject to Employee’s meeting the applicable eligibility criteria therefor. Nothing in this Agreement will be interpreted to alter the Company’s right to amend, modify or terminate any such plans and benefits in its discretion from time to time. During the CFO Employment Period, Employee will also be entitled to twenty-seven (27) days of paid time off, subject to the provisions of the Company’s Handbook or any other written policy of the Company on paid time off.

b.      In addition to the benefits provided in (a), above, during the Employment Period, Employee will be eligible to participate in the Company’s discretionary annual cash incentive plan (the “Cash Incentive Plan”). The target bonus for Employee’s position in 2014 will be thirty-five percent (35%) of Employee’s Base Salary earned in that calendar year. Awards under the Cash Incentive Plan, if any, will be based upon both the Company’s achievement of its corporate and financial goals and Employee’s individual performance, and are entirely at the Company’s discretion. To receive any award under the Cash Incentive Plan, Employee must be actively employed by the Company on the date payments are made under the Cash Incentive Plan.

3.3      Equity Compensation. Subject to the approval by the Company’s Board or committee thereof, the Company shall grant to Employee one thousand (1,000) restricted shares of the Company’s common stock (the “Grant”), with 50% of such restricted shares to vest on June 10, 2014, and 50% of such restricted shares to vest on June 10, 2015. The Grant shall be subject to the terms and conditions of the Company’s Equity Plan and such other restricted stock award agreements and/or terms and conditions as the Company’s Board shall require.

3.4      Expenses. During the Employment Period, the Company will reimburse Employee, in accordance with and subject to Employee’s compliance with the Company’s policies, for Employee’s necessary and reasonable out-of-pocket expenses incurred in the course of performance of Employee’s duties hereunder. All reimbursement of expenses to Employee hereunder shall be conditioned upon Employee’s presentation of timely and sufficient documentation evidencing such expenses, in accordance with the Company’s policies and procedures on business expense reimbursement.

3.5      Working Facilities. Employee shall work out of the Company’s principal offices in Morrisville, North Carolina. The Company shall furnish Employee with such office space, equipment, technical, secretarial and clerical assistance and such other facilities, services and supplies as shall be reasonably necessary to enable Employee to perform the duties required of Employee hereunder in an efficient and professional manner.

ARTICLE 4

TERMINATION OF EMPLOYMENT

4.1      Basis for Termination. Notwithstanding any other provision in this Agreement to the contrary, the Employment Period and Employee’s employment hereunder shall terminate effective on the date indicated upon the happening of any of the following events:

a.      Upon the death of Employee, effective immediately on the date of death without any notice;

b.      Upon Employee’s inability to perform the essential functions of his position for a period of (i) ninety (90) consecutive days, or (ii) ninety (90) nonconsecutive days within a six (6) month period (exclusive of any leave Employee may take under the Family and Medical Leave Act, 29 U.S.C. § 12101 et seq.), due to a physical or mental impairment which is determined to be total and permanent by a physician selected and retained by Company and acceptable to the Employee or the Employee’s legal representative, and subject to Company’s full compliance with its obligations under the Americans with Disabilities Act, 29 U.S.C. § 2601 et seq., including, but not limited to, its obligation to offer reasonable accommodation to Employee, effective as of the first business day after the expiration of the ninety (90) day or six (6) month period specified above, whichever is applicable; or

c.      Upon a determination by the President of the Company or, if this office is vacant, the Chief Executive Officer, acting in good faith but made in his or her sole discretion, that Employee: (i) deliberately failed to substantially perform Employee’s duties and responsibilities for the Company or engaged in willful misconduct in Employee’s execution thereof; (ii) maliciously engaged in any act or omission that materially injures, or, in the opinion of the President or the Chief Executive Officer, as the case may be, has the capacity to materially injure, the business or reputation of the Company; (iii) is determined by an independent tribunal, such as the U.S. Equal Employment Opportunity Commission (EEOC) or a court of law with competent jurisdiction to have engaged in a form of discrimination or harassment prohibited by law (including, without limitation, discrimination or harassment based on race, color, religion, sex, national origin, age, disability, and/or genetic information); (iv) misappropriated or embezzled any tangible or intangible property of the Company; (v) materially breached the terms of Annex A and/or Annex B to the Employment Agreement while employed by the Company; and/or (vi) has been convicted or pleaded guilty or no contest to a felony (not including a violation of the traffic laws); subject, however, to the Company having first provided Employee with written notice of the occurrence of any of the events in subsections (i) through (vi) above and Employee’s failure to cure or remedy those events which are capable of being cured within thirty (30) days of Employee’s receipt of such written notice.

d.     Upon written notice from Employee to the Company that Employee is terminating his employment with the Company, effective on the 30th day following the Company’s receipt of such notice.

4.2      Compensation After Termination During Employment Period. If the Company terminates Employee’s employment during the Employment Period pursuant to Section 4.1 hereof or if either party terminates this Agreement pursuant to Article 2 hereof, then the Company shall have no further obligations hereunder or otherwise with respect to Employee’s employment from and after the termination or expiration date, except that the Company shall pay Employee’s Base Salary accrued through the date of termination or expiration and shall provide such benefits as are required by applicable law. By contrast, if Employee’s employment is terminated during the Employment Period other than pursuant to Section 4.1 or Article 2 hereof (without a Change in Control as defined in the Severance Agreement dated on or about February 11, 2010 between Employee and the Company), then Employee will be entitled to receive the Base Salary for the remaining balance of the Employment Period. From and after such termination or expiration date, the Company shall continue to have all other rights available hereunder, including without limitation all rights under the Proprietary Agreement and/or the Non-Competition Agreement (as hereinafter defined) and attached to the Employment Agreement as Annex A and Annex B, respectively.

4.3      Resignation as Officer and Director. Upon termination of Employee’s employment by either party for any reason, Employee will also be deemed to have resigned his position(s), if any, as an officer or director of the Company, as a member of any Board committees, as well as any other positions he or she may hold with or for the benefit of the Company and/or its affiliates.

ARTICLE 5

PROPRIETARY INFORMATION

Notwithstanding the restating and amending of the Employment Agreement as provided herein, the Proprietary Information and Inventions Agreement (the “Proprietary Agreement”), attached to the Employment Agreement as Annex A will remain in full force and effect in accordance with its terms.

ARTICLE 6

NON-COMPETITION AND NON-SOLICITATION

Notwithstanding the restating and amending of the Employment Agreement as provided herein, the Non-Competition and Non-Solicitation Agreement (the “Non-Competition Agreement”), attached to the Employment Agreement as Annex B will remain in full force and effect in accordance with its terms.

ARTICLE 7

MISCELLANEOUS

7.1      Withholding Taxes. All amounts payable under this Agreement, whether such payment is to be made in cash or other property, shall be subject to applicable withholding requirements for Federal, state and local income taxes, employment and payroll taxes, and other legally required withholding taxes and contributions to the extent appropriate in the determination of the Company, and Employee shall report all such amounts as income on Employee’s personal income returns and for all other purposes.

7.2      Assignment. No party hereto may assign or delegate any of its rights or obligations hereunder without the prior written consent of the other party hereto; provided, however, that the Company shall have the right to assign all or any part of its rights and obligations under this Agreement (i) to any member, subsidiary or affiliate of the Company or any surviving entity following any merger or consolidation of any of those entities with any entity other than the Company, or (ii) in connection with the sale of all or substantially all of the Company’s assets.

7.3      Binding Effect. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall be binding upon and inure to the benefit of the respective legal representatives, heirs, successors and permitted assigns of the parties hereto.

7.4      Entire Agreement. This Agreement (including the Proprietary Agreement and Non-Competition Agreement attached to the Employment Agreement as Annexes A and B) sets forth the entire understanding of the parties and supersedes and preempts all prior oral or written understandings and agreements, including the Employment Agreement, with respect to the subject matter hereof.

7.5      Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

7.6      Amendment; Modification. No amendment or modification of this Agreement and no waiver by any party of the breach of any covenant contained herein shall be binding unless executed in writing by the party against whom enforcement of such amendment, modification or waiver is sought. No waiver shall be deemed a continuing waiver or a waiver in respect of any subsequent breach or default, either of a similar or different nature, unless expressly so stated in writing.

7.7      Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of North Carolina, without giving effect to provisions thereof regarding conflict of laws.

7.8      Arbitration. Except for disputes, controversies or claims arising out of or related to the Proprietary Agreement and/or the Non-Competition Agreement attached as Annex A and B, respectively, any dispute, controversy or claim arising out of or relating to this Agreement, including but not limited to its existence, validity, interpretation, performance or non-performance or breach, shall be decided by a single neutral arbitrator agreed upon by the parties hereto in Raleigh, North Carolina in binding arbitration pursuant to the commercial arbitration rules of the American Arbitration Association then in effect. The parties to any such arbitration shall be limited to the parties to this Agreement or any successor thereof. The written decision of the arbitrator shall be final and binding and may be entered and enforced in any court of competent jurisdiction. Each party waives any right to a jury trial in any such forum. Each party to the arbitration shall pay its fees and expenses, unless otherwise determined by the arbitrator.

7.9      Notices. All notices, demands or other communications to be given or delivered hereunder or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been properly served if (a) delivered personally, (b) delivered by a recognized overnight courier service, (c) sent by certified mail, return receipt requested and first class postage prepaid, or (d) sent by facsimile transmission followed by a confirmation copy delivered by a recognized overnight courier service the next day. Such notices, demands and other communications shall be sent to the address first set forth above, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Date of service of such notice shall be (i) the date such notice is personally delivered or sent by facsimile transmission (with issuance by the transmitting machine of a confirmation of successful transmission), (ii) the date of receipt if sent by certified mail, or (iii) the date of receipt if sent by overnight courier.

7.10      Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement.

7.11      Descriptive Heading; Interpretation. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:	FURIEX PHARMACEUTICALS, INC.

	By:	/s/ June Almenoff
	Name:	June Almenoff
	Title:	President and Chief Medical Officer

EMPLOYEE:		/s/ Sailash Patel
Sailash Patel